CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Thrivent Mutual Funds of our reports dated February 16, 2024 and December 18, 2023, relating to the financial statements and financial highlights of Thrivent Multidimensional Income Fund and Thrivent Opportunity Income Plus Fund, which appear in Thrivent Mutual Funds’ Annual Reports on Form N-CSR for the years ended December 31, 2023 and October 31, 2023. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

Minneapolis, Minnesota
March 26, 2024